Exhibit 10.61

Certain identified information has been excluded from the exhibit because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

Dated	13th March 2019

Brooge Petroleum and Gas Investment Company FZE

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SAHARA ENERGY RESOURCES DMCC

Refinery and Services Agreement

Hogan Lovells (Middle East) LLP 19th Floor, Al Fattan Currency Tower, Dubai International Financial Centre, PO Box 506602, Dubai, UAE

Hogan Lovells

This Agreement is made this _________ day of March 2019

Between

(1)	Brooge Petroleum and Gas Investment Company FZE, a company incorporated under the laws of the Fujairah Free Zone (commercial registration no. 13-FZC-1117) whose registered office is at P.O. Box 50170, Fujairah Free Zone, United Arab Emirates (“BPGIC”); and

(2)	SAHARA ENERGY RESOURCES DMCC, a company incorporated under the laws of United Arab Emirates, having its registered office at JLT Reef Tower, Cluster O, Office #2201, PO Box 309082, Dubai, United Arab Emirates (“Sahara”);

(each a “Party” and together the “Parties”)

Whereas

(A)	Sahara wishes to engage BPGIC on developing and using a refinery unit in Fujairah, United Arab Emirates by providing a parcel of land, and the associated operation and storage services.

(B)	BPGIC agrees to provide a parcel of its land in Fujairah to Sahara under the terms of a land utilization agreement for the purpose of building a refining unit.

(C)	Sahara agrees to set up with sub-contractors such refining unit and wishes to engage BGPIC to carry out the Services (as defined in Clause 1).

(D)	BPGIC agrees to provide the Services in return for the payment by Sahara of fees and expenses in accordance with the terms of this Agreement.

It is agreed

1.	Definitions

“Agreement” means this agreement including its recitals and schedules as the same may be amended from time to time.

“Ancillary Agreements” means the Land Utilization Agreement, the Refinery Operations Agreement, the Oil Storage Agreement and any other agreement executed by the Parties pursuant to this Agreement, all of which will have an initial term of 5 years, then a second period of 5 years in Sahara’s option and which, with the mutual agreement of the Parties, may be extended for a further 5 years;

“Applicable Laws” means any federal, emirate, municipal or authority statute, ordinance, regulation, guideline, rule, code, direction or any license, consent, permit, authorisation or other approval, including any conditions attached thereto, of the United Arab Emirates, the Emirate of Fujairah or any public body or authority, local or federal agency, department, inspector, ministry, official or public or statutory person which has appropriate jurisdiction;

“Business Day” means any day excluding Friday and Saturday and any day which shall be a legal holiday or a day on which banking institutions are authorised or required by law or other governmental action to be closed in the United Arab Emirates;

“DIFC” means the Dubai International Financial Centre;

Hogan Lovells

“Dispute” has the meaning given to it in Clause 20;

“Due Date” has the meaning given to it in Clause 11.3;

“EPC Contract” means the Engineering, Procurement and Construction contract to be entered into between Sahara and an EPC contractor chosen by Sahara for the design, procurement construction and commissioning of the refining unit.

“Effective Date” has the meaning given to it in Clause 14.1;

“Fee” has the meaning given to it in Clause 11.1;

”LCIA” means the London Court of International Arbitration;

“LIBOR” means the London interbank offered rates for deposits in US Dollars administered by ICE Benchmark Administration Limited (“ICE”) (or any other applicable entity which takes over administration of those rates) which appear on the relevant pages of the Reuters Service (currently page LIBOR01) or, if not available, on the relevant pages of any other service (such as Bloomberg Financial Markets Service) that displays such rates; provided that if ICE (or any other applicable entity which takes over administration of those rates) for any reason ceases (whether permanently or temporarily) to publish London interbank offered rates for deposits in US Dollars, “LIBOR” shall be determined by the Parties based on prevailing market practices then in effect;

“Land Utilization Agreement” means the land utilization agreement in the form which is to be agreed by the Parties to be entered into between the Parties in relation to the parcel of land to be allocated to Sahara by BPGIC on the terms set out in Clause 6;

“Minimum Payment” has the meaning given to it in Clause 11.2;

“Oil Storage Agreement” means the oil storage agreement in the form which is to be agreed by the Parties to be entered into by the Parties on the terms set out in Clause 9;

“Phase I” has the meaning given to it in Clause 7.3;

“Refinery” has the meaning given to it in Clause 7.1;

“Refinery Operations Agreement” means the refinery operations agreement in the form to be agreed by the Parties relating to the oil refinery to be built by Sahara on the land granted pursuant to the terms of the Sublease and which will be entered into by the Parties;

“Rules” means the DIFC-LCIA Arbitration Centre Rules as referred to in Clause 20.1;

“Services” means the provision of the land pursuant to the sublease and the services to be performed by BPGIC pursuant to the Oil Storage Agreement and the Refinery Operations Agreement;

“Storage Capacity” has the meaning given to it in Clause 9.2; and

“VAT” means value added tax.

2.	Interpretation

Words importing the singular only also include the plural and vice versa where the context requires; words and expressions importing the masculine gender include the feminine; reference to person includes any public body and any body of persons incorporate or unincorporated. References to Clauses and to Schedules are references to clauses and schedules of this Agreement.

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3.	Headings

Clause headings shall be deemed not to be part of the Agreement and shall not be taken into account in the interpretation thereof.

4.	Conditions Precedent

4.1	The rights and obligations of the Parties under this Agreement are conditional upon the satisfaction of the conditions precedent set forth below:

(a)	BPGIC’s Conditions Precedent:

(i)	BPGIC obtaining all requisite approvals, consents and authorizations required in connection with the Ancillary Agreements and with the construction and the location of the Refinery upon the agreed parcel of land.

(b)	Sahara’s Conditions Precedent:

(i)	Sahara obtaining all approvals, consents and authorizations required in connection with its activities as contemplated under and pursuant to the Ancillary Agreements and this Agreement and BPGIC will provide advices and assistance for such process.

4.2	In connection with the satisfaction of Clause 4.1 each Party agrees to provide reasonable assistance to the other Party as required.

4.3	The Parties agree to provide written confirmation of the satisfaction of the conditions precedent in Clause 4.1 within 2 Business Days upon satisfaction.

5.	Transaction Timelines

5.1	The Parties will procure, insofar as they are able, that all Ancillary Agreements are signed by 31 March 2019.

5.2	The Parties will procure, insofar as they are able, that all conditions precedent in Clause 4 are completed by 30 April 2019, unless otherwise mutually agreed by the Parties.

5.3	Sahara will procure that the construction of the Refinery is completed by 31 December 2019, subject to Clause 5.4.

5.4	If the Refinery is not fully operational by 31 December 2019, the Parties agree to meet on or before said date to discuss the progress of the Refinery construction and, subject to mutual agreement, to revise the date upon which the Refinery must be fully operational. Pursuant to this, Sahara must be able to provide supporting documentation to provide sufficient evidence to satisfy BPGIC that the new operational date will not extend past March 31st 2020. In the event that Sahara is not able to produce such evidence the Parties agree to enter into commercial discussions to agree on a lease rate and lease duration based on the relevant market prices at the time of discussion for the purpose of negotiating a mutually agreed upon lease agreement to allow BPGIC to utilize the Storage Capacity. However, if the Parties are not able to agree on such a lease agreement then BPGIC shall be free to lease the Storage Capacity to a third party.

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5.5	For the purposes of Clause 11.6, BPGIC shall be entitled to lease out the Storage Capacity from 31 December 2019, until the date upon which the Refinery is fully operational, subject to both Parties’ timely coordination.

6.	Land Utilization

6.1	Pursuant to the terms of the Land Utilization, BPGIC agrees to provide a parcel of land to Sahara in Fujairah the area of which to be agreed between the Parties in consultation with a technical advisor to be appointed by Sahara.

6.2	The land utilization to Sahara pursuant to the terms of the Land Utilization shall be used by Sahara solely for the purpose of constructing an oil refinery as referred to in Clause 7.

6.3	Sahara shall not be required to pay any amounts to BPGIC in excess of the Fee unless otherwise agreed under the Ancillary Agreements.

7.	Construction of Oil Refinery

7.1	Sahara agrees to order the construction of a refining unit (the “Refinery”) and arrange the installation of the Refinery with the assistance of BPGIC on a parcel of land to be allocated by BPGIC in accordance with the Land Utilization Agreement.

7.2	All costs associated with the Refinery including financing, procurement, design, construction, insurances, environmental compliances, permits, approvals, commissioning and testing shall be payable by and for the account of Sahara.

7.3	Sahara agrees to construct the Refinery in compliance with the relevant laws, regulations and best industry standards to accommodate an initial production capacity of 24,000 barrels per day (“Phase I”). Subject to the agreement of the Parties, which is intended to be increased in one or more phases up to a potential production capacity of 250,000 barrels per day.

7.4	Sahara agrees to use and pay for the exclusive use of the Storage Capacity in accordance with the Refinery Operating Agreement.

7.5	Sahara agrees that BPGIC shall be the operator of the Refinery for the exclusive use of Sahara in accordance with the Refinery Operating Agreement.

7.6	Sahara shall comply with all Applicable Laws relating to the construction, operation, ownership and maintenance of the Refinery.

7.7	Following termination of the Land Utilization Agreement, Sahara shall dismantle the Refinery from the land and return the land to BPGIC in an acceptable condition. The Parties may also discuss and agree on any alternative options such as the buyback of the Refinery by BPGIC.

8.	Refinery Operating Services

8.1	BPGIC agrees to provide to Sahara refinery operating services pursuant to the terms and conditions of the Refinery Operations Agreement.

9.	Oil Storage Services

9.1	BPGIC agrees to provide oil storage services pursuant to the terms and conditions of the Oil Storage Agreement.

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9.2	The Oil Storage Agreement will provide that BPGIC shall provide a storage capacity (the “Storage Capacity”) of approximately 178,716 cubic metres shell capacity to Sahara, provided in approximately five tanks.

10.	Storage Contract

The Parties agree that Sahara intends to enter into a separate storage contract with BPGIC for the storage of 2 million barrels of crude oil, subject to terms and conditions to be mutually agreed between the Parties. For the avoidance, of doubt this contract is not included in the definition of Ancillary Agreements.

11.	Fees and charges

11.1	In consideration for BPGIC providing the land pursuant to the Land Utilization and providing the services set out in the Oil Storage Agreement and the Refinery Operating Agreement, Sahara agrees to pay BPGIC a monthly fee (the “Fee”) which will be the higher of: (a) per barrel per day calculated on a monthly basis; or (b) the Minimum Payment.

11.2	Sahara agrees to pay BPGIC a minimum fee equal to per year divided over a 12 month period (i.e. per month) (the “Minimum Payment”) regardless of the actual number of barrels stored and refined.

11.3	The Fee shall be payable on a monthly basis commencing on the first date of operation of the Refinery and on the first Business Day of each subsequent month (the “Due Date”).

11.4	Save for the Fee and any profit share payable and agreed pursuant to Clause 11, the Ancillary Agreements shall not provide for any additional fees to be paid by Sahara to BPGIC.

11.5	The fees and charges set out in this Clause 11 may be reviewed every two years on the anniversary of the date of this Agreement but may only be varied with the prior consent of both Parties on an exclusively upwards basis.

12.	Expenses

12.1	In addition to the Fee payable pursuant to Clause 11, within seven days of a written request from BPGIC, Sahara shall pay to BPGIC’s bank account the amount needed by BPGIC to pay or reimburse (as the case may be) the fees and expenses borne by BPGIC, as required in the Refinery Operation Agreement and the Oil Storage Agreement.

12.2	Any sum payable and due to BPGIC under the terms of this Agreement which is not paid to BPGIC by the relevant due date shall bear interest at LIBOR plus 2% from the due date until the date on which payment is actually made.

12.3	BPGIC shall be entitled to charge Sahara for any services provided to Sahara in addition to those listed in the Ancillary Agreements and any expenses incurred in connection with those services on such basis as shall be agreed by the Parties.

13.	Profit Sharing

Sahara and BPGIC agree to share       of all profits which Sahara derives from any and all business introduced to Sahara by BPGIC associated with the Refinery unit through its direct or indirect efforts including, but not limited to, oil contracts. The terms of the aforementioned structure will be under a separate profit sharing agreement when such case occurs.

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14.	Duration and Termination

14.1	This Agreement shall be deemed to have commenced on the date hereof (the “Effective Date”) and subject to Clause 12.3 shall continue thereafter for a period of five years, with an option for Sahara to renew for five additional years then subsequent period(s) of five years, subject to the Parties’ agreement.

14.2	Following satisfaction of the conditions in Clause 4, this Agreement will terminate forthwith on the termination of the Ancillary Agreements.

14.3	The Ancillary Agreements will provide that if one agreement is terminated then of the Ancillary Agreements will be automatically terminated.

14.4	Termination of this Agreement shall be without prejudice to the rights, obligations and liabilities of the Parties which have accrued prior to the effective date of such termination.

15.	Confidentiality

15.1	Save where such disclosure is necessary for the purpose of carrying out its obligations under this Agreement, neither Party shall, without the prior written consent of the other, disclose to any person any confidential or commercially sensitive information which has come into its possession or which may in the course of this Agreement come into its possession relating to the other Party.

15.2	The Parties shall be bound by the provisions of this Clause 15 for the duration of this Agreement and a period of three years thereafter.

15.3	The restriction on disclosure contained in Clause 15.1 shall not apply to the disclosure of information:

(a)	to the extent required by law, regulatory authority, stock exchange which the party is in process of listing in or being listing at, or by an order of court;

(b)	to any expert engaged by BPGIC and Sahara pursuant to Clause 12.1 where such disclosure is required for the performance of this Agreement; or

(c)	where the relevant information is or has become available in the public domain (except as result of a breach of this Clause 15).

16.	Assignment

16.1	Neither Party shall assign its rights or transfer its obligations under this Agreement to any other person, firm or company without the prior written consent of the other Party, subject to Clause 16.2.

16.2	Sahara shall be able to assign its rights under this Agreement to an affiliate, or a new entity created and owned by Sahara for the purposes of this Agreement, provided such assignment has been approved in advance by BPGIC.

17.	No partnership or agency

Nothing in this Agreement shall constitute a partnership between BPGIC and Sahara. Neither BPGIC or its staff shall be agents or employees of Sahara and neither it nor they shall be entitled to bind Sahara or to contract in its name or to create a liability against Sahara save as expressly authorised in writing by Sahara from time to time.

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18.	Notices

Unless otherwise provided for herein, any notice or other communication to be given under this Agreement shall be in writing and shall be deemed to have been duly served on, given to or made if it is delivered by hand or sent by prepaid mail.

In the case of BPGIC to:

Brooge Petroleum and Gas Investment Company

Address:

P.O. Box 50170,

Fujairah Free Zone

United Arab Emirates

Attention: Nicolaas Paardenkooper, CEO

In the case of Sahara to:

Sahara Energy Resources DMCC Address:

JLT Reef Tower,

Cluster O, Office #2201,

PO Box 309082,

Dubai,

United Arab Emirates

19.	Payments

19.1	All sums payable under this Agreement are expressed excluding VAT. The payor shall pay in addition to any such sum the VAT (if any) payable at the rates in force from time to time.

19.2	BPGIC shall, from time to time, notify Sahara of its bank account details for payments to be made under this Agreement.

20.	Arbitration

20.1	Any Dispute shall be referred to and finally resolved by arbitration under the DIFC-LCIA Arbitration Centre Rules (the “Rules”) which (save as modified by this Clause 20) are deemed to be incorporated by reference into this Clause 20. Capitalised terms used in this Clause 20 and not otherwise defined in this Agreement have the meanings given to them in the Rules.

20.2	The seat, or legal place, of arbitration shall be the Dubai International Financial Centre, Dubai, United Arab Emirates.

20.3	The number of arbitrators shall be three. The claimant (or, if more than one claimant, the claimants jointly) shall nominate one arbitrator and the respondent (or, if more than one respondent, the respondents jointly) shall nominate one arbitrator, in each case in accordance with the Rules. The third arbitrator, who will act as a chairperson of the arbitral tribunal, shall be nominated jointly by the two co-arbitrators, provided that if the third arbitrator has not been so nominated within 30 Business Days of the time-limit for service of the response, the third arbitrator shall be appointed by the LCIA Court.

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21.	Applicable law

This Agreement and any dispute, difference, controversy or claim arising out of or relating to this Agreement including the negotiation, existence, validity, invalidity, enforceability, breach or termination thereof regardless of whether the same shall be regarded as contractual or not (a “Dispute”), shall be governed by the federal laws of the United Arab Emirates and the law of the Emirate of Fujairah.

22.	Severability

Should any part, term or provision of this Agreement be judged illegal or in conflict with any law, by a court of competent jurisdiction, the validity of the remaining portions or provisions shall not be affected thereby.

23.	No third party rights

No person other than a Party may enforce this Agreement.

24.	Variation and amendment

No variation, supplement, deletion or replacement of or from this Agreement or any of its terms shall be effective unless made in writing and signed by an authorised signatory of each Party.

25.	Miscellaneous

25.1	Each Party agrees to act in good faith in dealing with one another pursuant to this Agreement.

25.2	Subject to the terms and conditions of this Agreement, each of the Parties will use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of this Agreement as promptly as practicable and otherwise to enable execution of the Ancillary Agreements contemplated hereby and shall use commercially reasonable efforts to cooperate with the other Party to that end.

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Signed by Nicolaas Paardenkooper, CEO	)

for and on behalf of	)	/s/ Nicolaas Pardenkooper

Brooge Petroleum and Gas Investment Company FZE	)

Signed by Wale Ajibade, Managing Director	)

for and on behalf of	)	/s/ Wale Ajibade

Sahara Energy Resources DMCC	)

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